Exhibit 4.1

US$325,000	October 31, 2008

Fund.com Inc.

9% UNSECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, Fund.com Inc., a company organized under the laws of the State of Delaware (the “Company”), hereby promises unconditionally to pay to IP Global Investors Ltd., with an address of 170 Harrison Avenue, Harrison NY 10528 (including any successor or permitted transferee hereunder, the “Holder”) in lawful money of the United States of America (“Dollars” or “US$”) and in immediately available funds, the principal sum of THREE HUNDRED TWENTY-FIVE THOUSAND AND 00/100 DOLLARS (US$325,000) on the 30th Business Day immediately following demand for such payment delivered in accordance with Section 6 bnelow, and to pay interest on such principal amount of this Unsecured Promissory Note (the “Note”).  Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms below.

    1. Principal.  Promptly following the payment in full of this Note, the Holder shall surrender this Note to the Company for cancellation.

    2. Interest. Interest on the Note shall accrue at a rate of 9 percent (9%) per annum from the date of this Note.  Interest shall be payable upon payment of the principal hereof.  Interest shall be computed on the basis of a 360-day year applied to actual days elapsed.

    3. Payments.  All payments to be made by the Company in respect of this Note shall be made in U.S. Dollars by wire transfer to an account designated by the Holder by written notice to the Company.  I.

    4. Definitions.  The following terms shall have the meanings set forth below:

 “Business Day” means a day other than Saturday, Sunday, or any day on which the banks located in the State of New York are authorized or obligated to close.

    5.  Binding Effect.  All terms and conditions of this Note and all covenants of the Company in this Note shall be binding upon the Company and its successors and permitted assigns.  This Note shall inure to the benefit of the Holder and its successors and assigns, and any subsequent holder of this Note.

    6. .Notices.  Any notice, demand, offer, request or other communication required or permitted to be given pursuant to the terms of this Note shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service, or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the recipient at the address set forth below unless another address is provided to the other party in writing:

if to Company, to: Fund.com Inc. 14 Wall Street 20th Floor New York, NY 10005 Attn: Greg Webster, CEO Fax: (212) 618-1705
if to Lender, to: IP Global Investors Ltd. 170 Harrison Avenue Harrison, NY 10528

    7. Amendments, Waivers or Termination.  Neither this Note nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

    8. Governing Law.  The validity of this Note, the construction of its terms, and the rights of the Company and Holder shall be determined in accordance with the laws of the State of New York, excluding any principles of conflicts of laws that would refer the choice of law to another jurisdiction.

    9. Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of any federal or state court sitting in the County of New York in the State of New York and irrevocably agrees that all actions or proceedings arising out of or relating to this Note shall be litigated exclusively in such court.  Each party hereto agrees not to commence any legal proceeding related hereto or thereto except in such courts.  Each party hereto irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto consents to process being served in any such action or proceeding by mailing a copy thereof by registered or certified mail.

    10. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OF THE OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer and this Note to be dated October 31, 2008.

COMPANY:
Fund.com Inc.

By: /ss/ Gregory Webster
Name: Gregory Webster
Title: Chief Executive Officer

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